Exhibit 99.4

[NAME OF ISSUER]

(the Issuer)

BLOCK VOTING INSTRUCTION

FOR USE IN CONNECTION WITH THE MEETING OF THE HOLDERS OF THOSE OF THE [currency issue] •,000,000 [• PER CENT./FLOATING RATE] NOTES DUE •(1) PRESENTLY OUTSTANDING OF [NAME OF ISSUER] (THE NOTES) CONVENED FOR • A.M./P.M. (LONDON TIME) ON • DAY,•, 200• AT
•

AND ANY ADJOURNED MEETING.

(This block voting instruction should be

completed and signed by a Paying Agent and lodged with •(2)

•,

not less than 24 hours

before the time appointed for holding

the Meeting or any adjourned Meeting[, and

a copy thereof should be

deposited with the Trustee not later than 5.30 p.m.

(London time) on the day before the day

of the Meeting or any adjourned Meeting](3))

To:                             [NAME OF ISSUER] (the Issuer).

We hereby certify to you that:

1.                                      on or prior to the date hereof Notes of the aggregate principal amount specified below (not being N in respect of which voting certificates have been issued and which are outstanding in respect of Meeting and/or any adjourned Meeting) are held to our order or under our control (to our satisfaction and that no such Notes will be released from being so held until the first to occur of:

(a)                                 the conclusion of the Meeting or, if applicable, any adjourned Meeting; and

(b)                                 the notification to us in writing not less than 48 hours before the time for which the Meeting any adjourned Meeting is convened of the revocation of, or amendment to, voting instruction previously received by us in respect of each such held Note which is to be released from bf so held and each such Note which is to be released from being so held ceasing in accords with the procedures of the relevant clearing system and with our agreement to be held to order or under our control and, where appropriate, the giving of notice by us

(1)                                 Where the meeting is being held in relation to more than one series of notes, insert details of all issues of notes here which should the collectively defined as the “Notes”.

(2)                                 This would normally be the Principal Paying Agent.

(3)                                 Some Trust Deeds do not require this at all and some provide for this to be done at the Meeting.

to the Issue accordance with paragraph [3(G)](4) of the [Fourth](5) Schedule to the Trust Deed constituting Notes of the necessary revocation or amendment to this block voting instruction;

2.                                      each holder of the Notes referred to in paragraph (1) above or a duly authorised agent on his behalf instructed us that the vote(s) attributable to his Note(s) so held should be cast in a particular way in relation to the Extraordinary Resolution to be put to the Meeting or any adjourned Meeting and that such instructions are, during the period beginning 48 hours prior to the time for which the Meeting any adjourned Meeting is convened and ending at the conclusion or adjournment of such Meeting or adjourned Meeting, neither revocable nor subject to amendment;

3.                                      the total principal amount of the Notes so held in respect of which instructions have been given that votes attributable thereto should be cast IN FAVOUR of the Extraordinary Resolution are as follows:

[Series No. and description of issue:](6)

Total principal amount of such Notes: [insert currency of issue] •(7)

[Total number of votes: [   ] on the basis of one vote per [    ]] (7)

4.                                      the total principal amount of the Notes so held in respect of which instructions have been given that votes attributable thereto should be cast AGAINST the Extraordinary Resolution are as follows:

[Series No. and description of issue:](4)

Total principal amount of such Notes: [insert currency of issue] •(6)

[[Total number of votes: [    ] on the basis of one vote per [     ]](5)

We hereby appoint             , whom failing              , as our proxy in respect of the Notes listed of principal amount set out in paragraph (3) above and hereby authorise and instruct him to cast the vc attributable to such Notes IN FAVOUR of the Extraordinary Resolution.’

We hereby appoint            , whom failing               , as our proxy in respect of the Notes listed the principal amount set out in paragraph (4) above and hereby authorise and instruct him to cast the vc attributable to such Notes AGAINST the Extraordinary Resolution. (5)

Dated the              day of          , 200•

(4)                                 See SFP 22564.

(5)                                 See the voting certificate. Do NOT include this provision if there are Notes of more than one currency.

(6)                                 Only applicable where there are Notes of more than one currency and one block voting instruction is prepared for all series of Notes.

(7)                                 Where the meeting is being held in relation to series of notes of more than one currency, each Paying Agent may (a) prepare separate 1 voting instructions for each such series of notes or (b) prepare one block voting instruction for the separate series of notes. In the latter cast principal amount of Notes of each relevant currency should be set out.

Name of Paying Agent:

By:		.
Duly Authorised